Exhibit 23.1

 Consent of Independent Registered Certified Public Accounting Firm

FRP Holdings, Inc.

Jacksonville, Florida

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Patriot Transportation Holding, Inc. 2000 Stock Option Plan, as amended by the First and Second Amendments, of our reports dated December 4, 2013, with respect to the consolidated financial statements and schedules of Patriot Transportation Holding, Inc. and the effectiveness of internal control over financial reporting of Patriot Transportation Holding, Inc. included in its 2013 Annual Report (Form 10-K) for the year ended September 30, 2013, filed with the Securities and Exchange Commission.

/s/ Hancock Askew & Co., LLP

Savannah, Georgia

December 3, 2014